EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

INTEGRATED SILICON SOLUTION, INC.

Integrated Silicon Solution, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That resolutions were duly adopted by the Board of Directors of the Company (in accordance with Section 141 of the General Corporation Law of the State of Delaware) setting forth the proposed amendment of the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable, and calling for approval by the stockholders of the Company of the amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the first paragraph of Article Four of the Restated Certificate of Incorporation of this Corporation be amended so that, as amended, said paragraph shall read in full as follows:

“This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation shall have authority to issue is 70,000,000 shares, and shall have a par value of $0.0001 per share, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 5,000,000 shares, and shall have a par value of $0.0001 per share.”

SECOND: That thereafter the holders of the necessary number of shares required by statute and the Restated Certificate of Incorporation of the Company voted for the adoption of said amendment at the annual meeting of stockholders.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Integrated Silicon Solution, Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Gary L. Fischer, its Executive Vice President and Chief Financial Officer, and attested to by Richard C. DeGolia, its Secretary, this 31st day of March, 1996.

INTEGRATED SILICON SOLUTION, INC. A Delaware Corporation

By:	/S/ GARY L. FISCHER

Gary L. Fischer Executive Vice President and Chief Financial Officer

ATTEST:

By:	/S/ RICHARD C. DEGOLIA

Richard C. DeGolia Secretary